Exhibit 99.1
CONSOL Energy Announces Results for the Fourth Quarter and Full Year 2023

CANONSBURG, PA (February 6, 2024) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the fiscal quarter and year ended December 31, 2023.
Fourth Quarter 2023 Highlights Include:
•GAAP net income of $157.1 million and GAAP dilutive earnings per share of $5.05;
•Quarterly adjusted EBITDA1 of $239.9 million;
•Net cash provided by operating activities of $219.1 million;
•Quarterly free cash flow1 of $165.0 million;
•Total revenue and other income of $649.4 million;
•Pennsylvania Mining Complex (PAMC) produced 6.6 million tons and shipped 6.8 million tons;
•Itmann Complex sold 159 thousand tons compared to 123 thousand tons during the third quarter;
•85% of 4Q23 free cash flow1 returned to shareholders via stock repurchases, including a $30.0 million 10b5-1 plan for the month of January 2024;
•PAMC improved its contracted position to 22.0 million tons in 2024 and 13.0 million tons in 2025; and
•Itmann Mining Complex improved its contracted position to 571 thousand tons in 2024.

Full Year 2023 Highlights Include:
•GAAP net income of $655.9 million and GAAP dilutive earnings per share of $19.79;
•Adjusted EBITDA1 of $1,047.7 million;
•Net cash provided by operating activities of $858.0 million;
•Free cash flow1 of $686.9 million;
•Total revenue and other income of $2,568.9 million;
•73% of 2023 free cash flow1 returned to shareholders via stock repurchases and dividends for an aggregate $500.9 million from January 1, 2023 through January 31, 2024;
•Repurchased 5.2 million shares of CEIX common stock at a weighted average price of $75.69 per share;
•Reduced total debt outstanding by $189.0 million, including $99.1 million and $63.6 million to fully retire our Second Lien Notes and Term Loan B, respectively;
•Record annual CONSOL Marine Terminal (CMT) net income of $69.3 million, adjusted EBITDA1 of $80.3 million and throughput of 19.0 million tons, including 15.7 million tons of PAMC coal shipments;
•70% of annual total recurring revenues and other income1 derived from export sales and 60% derived from non-power generation sales;
•Amended and upsized our revolving credit facility to $355 million through 2026; and
•PAMC sales volume of 26.0 million tons, an increase of 8% compared to 2022 and the highest level in the post-COVID era.

Management Comments
“During the fourth quarter of 2023, we delivered a strong operational performance to close out our third consecutive year of production and sales volume growth for CONSOL Energy,” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “More importantly, we generated over $1 billion dollars in adjusted EBITDA1 and $687 million in free cash flow1 during 2023. The majority of this free cash flow1 was deployed toward returning value to our shareholders. We repurchased more than 5 million shares of our common stock, paid out $75 million in dividends, and made debt repayments of approximately $190 million during the year, which fully retired our Term Loan B and Second Lien Notes. We executed a significant shift in our coal sales mix toward the export market, which led to record annual throughput volume and revenue at our CONSOL Marine Terminal and 70% of our total recurring revenues and other income1 came from export sales. Looking forward, we expect improving contributions from our Itmann Mining Complex as it moves beyond its mains development and we are able to grow third-party coal sales processed through our preparation plant.”

“On the safety front, our Bailey Preparation Plant and CONSOL Marine Terminal each had ZERO employee recordable incidents for the full year 2023. Our 2023 total recordable incident rate across our coal mining segment was approximately 33% below the national average for underground bituminous coal mines (based on the latest available MSHA data).”

Pennsylvania Mining Complex Review and Outlook

		Three Months Ended		For the Year Ended
		December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Total Coal Revenue (PAMC Segment)	thousands	$509,007	$516,289	$2,024,610	$1,973,884
Settlements of Commodity Derivatives	thousands	$—	$(47,742)	$—	$(289,228)
Realized Coal Revenue[1]	thousands	$509,007	$468,547	$2,024,610	$1,684,656
Operating and Other Costs	thousands	$306,519	$256,254	$1,120,065	$949,222
Total Cash Cost of Coal Sold[1]	thousands	$249,283	$215,990	$939,892	$834,405
Coal Production	million tons	6.6	6.1	26.1	23.9
Coal Sales	million tons	6.8	6.2	26.0	24.1
Average Realized Coal Revenue per Ton Sold[1]	per ton	$74.64	$75.92	$77.74	$69.89
Average Cash Cost of Coal Sold per Ton[1]	per ton	$36.28	$34.89	$36.10	$34.56
Average Cash Margin per Ton Sold[1]	per ton	$38.36	$41.03	$41.64	$35.33
PAMC Sales and Marketing
CEIX sold 6.8 million tons of PAMC coal during the fourth quarter of 2023, generating realized coal revenue1 of $509.0 million for the PAMC segment and an average realized coal revenue per ton sold1 of $74.64. This compares to 6.2 million tons sold, generating realized coal revenue1 of $468.5 million and an average realized coal revenue per ton sold1 of $75.92 in the year-ago period. The improvement in realized coal revenue1 was driven by the increased sales tonnage during the quarter due to the availability of the fifth longwall in 2023 versus the prior year, which provided increased productive capacity and helped to mitigate the impact of longwall moves.

On the marketing front, demand for our product in the power generation markets rebounded modestly during the fourth quarter compared to the third quarter. Domestically, Henry Hub natural gas spot prices and PJM West day-ahead power prices improved 6% and 9%, respectively, in the fourth quarter compared to 3Q23. Similarly, in the export market, API2 spot prices averaged $125/metric ton during the quarter, a 7% increase versus the third quarter of 2023. As such, 58% of our total recurring revenues and other income1 during the fourth quarter was derived from sales into non-power generation applications, a slight reduction from 64% in 3Q23. We also took advantage of ongoing met coal pricing strength to place 10% of our PAMC volume into the crossover metallurgical market during 4Q23.

Throughout 2023, we leveraged the many end-use markets into which our high-quality PAMC product is sold and pivoted more tons into the export market than at any time in our history. We finished 2023 with 15.7 million tons, or 60%, of Pennsylvania Mining Complex product moving into the export market. From a revenue standpoint, export sales in aggregate accounted for 66% of our total coal revenue during the year with 35% of total coal revenue coming from the export industrial market and 14% from export metallurgical sales. For 2023, 70% of our total recurring revenues and other income1 has been derived from sales into the export markets.

Additionally, during 4Q23, we strengthened our forward contract book at the PAMC and secured an additional 4.7 million tons for delivery through 2028. We now have 22.0 million tons contracted for 2024 and 13.0 million tons contracted for 2025.

Operations Summary
During the fourth quarter of 2023, we produced 6.6 million tons at the Pennsylvania Mining Complex, compared to 6.1 million tons in the year-ago period in which we had only four longwalls operating versus all five currently in operation. This brought total PAMC production to 26.1 million tons in 2023 compared to 23.9 million tons in the prior year.

Total coal revenue for the PAMC segment during the fourth quarter of 2023 was $509.0 million, compared to $516.3 million in the year-ago quarter. After adjusting for the effect of settlements of commodity derivatives, PAMC total realized coal revenue1 in 4Q23 was $509.0 million, compared to $468.5 million in 4Q22. Average cash cost of coal sold per ton1 at the PAMC for the fourth quarter of 2023 was $36.28, compared to $34.89 in the year-ago quarter. The increase was due to ongoing inflationary pressures on costs for supplies, maintenance and contractor labor, partially offset by reduced power costs.

Our full-year 2023 average cash cost of coal sold per ton1 at the PAMC came in at $36.10, compared to $34.56 for full-year 2022. The increase for the year was due to persistent inflationary pressures on supply and maintenance costs and contractor labor.

CONSOL Marine Terminal Review
For the fourth quarter of 2023, throughput volume at the CMT was 4.7 million tons, compared to 3.6 million tons in the year-ago period due to the continued shift of PAMC sales volumes into the export market. Terminal revenues and CMT total costs and expenses were $25.4 million and $10.7 million, respectively, compared to $20.9 million and $10.3 million, respectively, during the year-ago period. CMT operating cash costs1 were $6.8 million in 4Q23, compared to $6.4 million in the prior-year period. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $18.3 million and $21.0 million, respectively, in the fourth quarter of 2023 compared to $11.7 million and $14.4 million, respectively, in the year-ago period. The improved financial performance was directly related to the significant increase in throughput volume compared to the prior-year quarter.

For the full year of 2023, CMT achieved multiple records. Terminal revenue came in at $106.2 million, the highest in its history. Additionally, the Terminal set a new throughput tonnage record in 2023, finishing the year with 19.0 million tons. These accomplishments led to record financial results in 2023. CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $69.3 million and $80.3 million, respectively, compared to $41.2 million and $52.3 million, respectively, in 2022.

Itmann Update
The Itmann Mining Complex once again increased sales on a quarter-over-quarter basis during the fourth quarter of 2023. The Complex sold 159 thousand tons of Itmann and third-party coal in 4Q23 versus 123 thousand tons in 3Q23. For the full year 2023, the Complex produced 316 thousand tons of coal and sold 515 thousand tons of Itmann and third-party coal in aggregate. During the fourth quarter, long-term mains development continued in all three mining sections which requires cutting additional height and rock and in turn slows the mining rates. We again operated two of the three continuous miner sections as true super sections during the fourth quarter as we continued to work toward fully staffing the mine. Moving forward, we expect to increase our complex sales volume this year compared to 2023, and the Itmann Mining Complex currently has 571 thousand tons contracted for 2024.

Shareholder Returns Update
During the fourth quarter of 2023, CEIX repurchased 1.1 million shares of its common stock in the open market for $111.0 million at a weighted average price of $100.84 per share. Additionally, through a 10b5-1 plan in place for the month of January, CEIX repurchased an additional 307 thousand shares of its common stock for $30.0 million at a weighted average price of $97.73 per share. Therefore, with the free cash flow1 generated during the fourth quarter of 2023, CEIX repurchased 1.4 million shares of its common stock for $141.0 million at a weighted average price of $100.16 per share. As a result, CEIX allocated approximately 85% of its quarterly free cash flow1 toward share repurchases. From the beginning of December 2022 through January 31, 2024, CEIX has repurchased 5.7 million shares of its common stock, or approximately 16% of its public float as of year-end 2022, at a weighted average price of $76.63 per share. Consistent with the Company's previously announced plan to return value to CEIX shareholders through repurchases of CEIX common stock rather than dividends, the Company is not declaring a quarterly dividend at this time.

Debt Repurchases Update
During the fourth quarter of 2023, we made repayments of $6.1 million on our equipment-financed and other debt. This brings our total debt repayments and repurchases for the year to $189.0 million (excluding the premium paid on the Second Lien Notes). Of note during 2023, we fully retired our Term Loan B and Second Lien Notes, and as of December 31, 2023, CEIX had a net cash position, including short-term investments, of $88.4 million.

2024 Guidance and Outlook
Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for full fiscal year 2024:
•PAMC coal sales volume of 25.0-27.0 million tons
•PAMC average realized coal revenue per ton sold2 expectation of $62.50-$66.50
•PAMC average cash cost of coal sold per ton2 expectation of $36.50-$38.50
•Itmann Mining Complex coal sales volume of 600-800 thousand tons
•Itmann Mining Complex average cash cost of coal sold per ton2 expectation of $120.00-$140.00
•Total capital expenditures: $175-$200 million

Fourth Quarter Earnings Conference Call
A conference call and webcast, during which management will discuss the fourth quarter and full year 2023 financial and operational results, is scheduled for February 6, 2024 at 10:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free) 1-877-226-2859
Participant international dial in 1-412-542-4134
Availability of Additional Information
Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.
We will also file our Form 10-K with the Securities and Exchange Commission (SEC) reporting our results for the period ended December 31, 2023 on February 9, 2024. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:
1 "Adjusted EBITDA", "Free Cash Flow", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", “Realized Coal Revenue”, "Total Recurring Revenues and Other Income" and "Total Cash Cost of Coal Sold" are non-GAAP financial measures and “Average Realized Coal Revenue per Ton Sold”, "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of PAMC Average Realized Coal Revenue per Ton Sold, PAMC Average Cash Cost of Coal Sold per Ton and Itmann Mining Complex Average Cash Cost of Coal Sold per Ton guidance, which are operating ratios derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.
CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey Mine, Enlow Fork Mine, and Harvey Mine. CONSOL recently developed the Itmann Mine in the Central Appalachian Basin, which has the capacity when fully operational to produce roughly 900 thousand tons per annum of premium, low-vol metallurgical coking coal. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 20 million tons per year. In addition to the ~584 million reserve tons associated with the Pennsylvania Mining Complex and the ~28 million reserve tons associated with the Itmann Mining Complex, the company controls approximately 1.3 billion tons of greenfield thermal and metallurgical coal reserves and resources located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:
Investor:
Nathan Tucker, (724) 416-8336
nathantucker@consolenergy.com
Media:
Erica Fisher, (724) 416-8292
ericafisher@consolenergy.com

Condensed Consolidated Statements of Income
The following table presents a condensed consolidated statement of income for the three months and years ended December 31, 2023 and 2022 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue and Other Income:
Coal Revenue	$532,270	$536,994	$2,106,366	$2,018,662
Terminal Revenue	25,411	20,899	106,166	78,915
Freight Revenue	76,668	51,022	294,103	182,441
Gain (Loss) on Commodity Derivatives, net	—	19,547	—	(237,024)
Other Income	15,090	8,689	62,242	58,943
Total Revenue and Other Income	649,439	637,151	2,568,877	2,101,937

Costs and Expenses:
Operating and Other Costs	306,519	256,254	1,120,065	949,222
Depreciation, Depletion and Amortization	58,446	58,271	241,317	226,878
Freight Expense	76,668	51,022	294,103	182,441
General and Administrative Costs	23,712	21,777	103,470	116,696
Loss on Debt Extinguishment	—	1,262	2,725	5,623
Interest Expense	5,246	13,205	29,325	52,640
Total Costs and Expenses	470,591	401,791	1,791,005	1,533,500

Earnings Before Income Tax	178,848	235,360	777,872	568,437
Income Tax Expense	21,781	42,343	121,980	101,458
Net Income	$157,067	$193,017	$655,892	$466,979

Earnings per Share:
Basic	$5.09	$5.54	$19.91	$13.41
Dilutive	$5.05	$5.39	$19.79	$13.07

Condensed Consolidated Balance Sheets
The following table presents a condensed consolidated balance sheet as of December 31, 2023 and 2022 (in thousands):

	December 31,
	2023	2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and Cash Equivalents	$199,371	$273,070
Trade Receivables, net	147,612	158,127
Other Current Assets	254,023	167,286
Total Current Assets	601,006	598,483
Total Property, Plant and Equipment - Net	1,903,123	1,960,082
Total Other Assets	170,874	145,812
TOTAL ASSETS	$2,675,003	$2,704,377

LIABILITIES AND EQUITY
Total Current Liabilities	$443,724	$448,798
Total Long-Term Debt	186,067	355,335
Total Other Liabilities	701,770	734,418
Total Equity	1,343,442	1,165,826
TOTAL LIABILITIES AND EQUITY	$2,675,003	$2,704,377

Condensed Consolidated Statements of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months and years ended December 31, 2023 and 2022 (in thousands):

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$157,067	$193,017	$655,892	$466,979
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	58,446	58,271	241,317	226,878
Other Non-Cash Adjustments to Net Income	14,731	(28,402)	19,961	(11,699)
Changes in Working Capital	(11,113)	(71,582)	(59,221)	(31,168)
Net Cash Provided by Operating Activities	219,131	151,304	857,949	650,990
Cash Flows from Investing Activities:
Capital Expenditures	(50,042)	(37,050)	(167,791)	(171,506)
Proceeds from Sales of Assets	(1,985)	1,764	4,255	21,538
Other Investing Activity	(11,682)	9,423	(95,896)	7,790
Net Cash Used in Investing Activities	(63,709)	(25,863)	(259,432)	(142,178)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(6,097)	(82,257)	(191,738)	(294,362)
Repurchases of Common Stock	(121,997)	—	(399,379)	—
Dividends	—	(36,615)	(75,474)	(71,486)
Other Financing Activities	(54)	(265)	(15,610)	(14,218)
Net Cash Used in Financing Activities	(128,148)	(119,137)	(682,201)	(380,066)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	27,274	6,304	(83,684)	128,746
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	215,994	320,648	326,952	198,206
Cash and Cash Equivalents and Restricted Cash at End of Period	$243,268	$326,952	$243,268	$326,952

Reconciliation of Non-GAAP Financial Measures
We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis by segment, and our average cash cost of coal sold per ton on a per-ton basis. Cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. We define average cash cost of coal sold per ton as cash cost of coal sold divided by tons sold. The GAAP measure most directly comparable to cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton is operating and other costs.

The following table presents a reconciliation for the PAMC segment of cash cost of coal sold, cost of coal sold and average cash cost of coal sold per ton to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Operating and Other Costs	$306,519	$256,254	$1,120,065	$949,222
Less: Other Costs (Non-Production and non-PAMC)	(57,236)	(40,264)	(180,173)	(114,817)
Cash Cost of Coal Sold	$249,283	$215,990	$939,892	$834,405
Add: Depreciation, Depletion and Amortization (PAMC Production)	49,611	49,104	190,962	189,857
Cost of Coal Sold	$298,894	$265,094	$1,130,854	$1,024,262
Total Tons Sold (in millions)	6.8	6.2	26.0	24.1
Average Cost of Coal Sold per Ton	$43.83	$42.96	$43.42	$42.49
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.55	8.07	7.32	7.93
Average Cash Cost of Coal Sold per Ton	$36.28	$34.89	$36.10	$34.56

We evaluate our average realized coal revenue per ton sold and average cash margin per ton sold on a per-ton basis. We define realized coal revenue as total coal revenue, net of settlements of commodity derivatives. We define average realized coal revenue per ton sold as total coal revenue, net of settlements of commodity derivatives divided by tons sold. We define average cash margin per ton sold as average realized coal revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold is total coal revenue.
The following table presents a reconciliation for the PAMC segment of realized coal revenue, average realized coal revenue per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Total Coal Revenue (PAMC Segment)	$509,007	$516,289	$2,024,610	$1,973,884
Less: Settlements of Commodity Derivatives	—	(47,742)	—	(289,228)
Realized Coal Revenue	509,007	468,547	2,024,610	1,684,656
Operating and Other Costs	306,519	256,254	1,120,065	949,222
Less: Other Costs (Non-Production and non-PAMC)	(57,236)	(40,264)	(180,173)	(114,817)
Cash Cost of Coal Sold	$249,283	$215,990	$939,892	$834,405
Total Tons Sold (in millions)	6.8	6.2	26.0	24.1
Average Realized Coal Revenue per Ton Sold	$74.64	$75.92	$77.74	$69.89
Less: Average Cash Cost of Coal Sold per Ton	36.28	34.89	36.10	34.56
Average Cash Margin per Ton Sold	$38.36	$41.03	$41.64	$35.33
We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs on throughput assets. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is operating and other costs.
The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to operating and other costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Operating and Other Costs	$306,519	$256,254	$1,120,065	$949,222
Less: Other Costs (Non-Throughput)	(298,651)	(248,818)	(1,088,579)	(920,195)
CMT Operating Costs	$7,868	$7,436	$31,486	$29,027
Less: Depreciation, Depletion and Amortization (Throughput)	(1,045)	(1,018)	(4,227)	(4,269)
CMT Operating Cash Costs	$6,823	$6,418	$27,259	$24,758

We define adjusted EBITDA as (i) net income (loss) plus income taxes, interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation, loss on debt extinguishment and fair value adjustments of commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).
The following tables present a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2023
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$183,181	$18,272	$(44,386)	$157,067

Add: Income Tax Expense	—	—	21,781	21,781
Add: Interest Expense	—	1,521	3,725	5,246
Less: Interest Income	(700)	—	(3,495)	(4,195)
Earnings (Loss) Before Interest & Taxes (EBIT)	182,481	19,793	(22,375)	179,899

Add: Depreciation, Depletion & Amortization	50,531	1,158	6,757	58,446

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$233,012	$20,951	$(15,618)	$238,345

Adjustments:
Add: Stock-Based Compensation	$1,330	48	$207	$1,585
Total Pre-tax Adjustments	1,330	48	207	1,585

Adjusted EBITDA	$234,342	$20,999	$(15,411)	$239,930

	Three Months Ended December 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$247,800	$11,654	$(66,437)	$193,017

Add: Income Tax Expense	—	—	42,343	42,343
Add: Interest Expense	(205)	1,527	11,883	13,205
Less: Interest Income	(553)	—	(1,169)	(1,722)
Earnings (Loss) Before Interest & Taxes (EBIT)	247,042	13,181	(13,380)	246,843

Add: Depreciation, Depletion & Amortization	50,583	1,148	6,540	58,271

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$297,625	$14,329	$(6,840)	$305,114

Adjustments:
Add: Stock-Based Compensation	$1,005	$48	$143	$1,196
Add: Loss on Debt Extinguishment	—	—	1,262	1,262
Less: Fair Value Adjustment of Commodity Derivative Instruments	(67,289)	—	—	(67,289)
Total Pre-tax Adjustments	(66,284)	48	1,405	(64,831)

Adjusted EBITDA	$231,341	$14,377	$(5,435)	$240,283

	For the Year Ended December 31, 2023
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$810,234	$69,253	$(223,595)	$655,892

Add: Income Tax Expense	—	—	121,980	121,980
Add: Interest Expense	—	6,097	23,228	29,325
Less: Interest Income	(2,344)		(11,253)	(13,597)
Earnings (Loss) Before Interest & Taxes (EBIT)	807,890	75,350	(89,640)	793,600

Add: Depreciation, Depletion & Amortization	202,833	4,671	33,813	241,317

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$1,010,723	$80,021	$(55,827)	$1,034,917

Adjustments:
Add: Stock-Based Compensation	$8,438	$301	$1,307	$10,046
Add: Loss on Debt Extinguishment	—	—	2,725	2,725
Total Pre-tax Adjustments	8,438	301	4,032	12,771

Adjusted EBITDA	$1,019,161	$80,322	$(51,795)	$1,047,688

	For the Year Ended December 31, 2022
	PAMC	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$620,208	$41,223	$(194,452)	$466,979

Add: Income Tax Expense	—	—	101,458	101,458
Add: Interest Expense	—	6,116	46,524	52,640
Less: Interest Income	(1,857)	—	(4,174)	(6,031)
Earnings (Loss) Before Interest & Taxes (EBIT)	618,351	47,339	(50,644)	615,046

Add: Depreciation, Depletion & Amortization	200,320	4,604	21,954	226,878

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$818,671	$51,943	$(28,690)	$841,924

Adjustments:
Add: Stock-Based Compensation	$6,628	$316	$946	$7,890
Add: Loss on Debt Extinguishment	—	—	5,623	5,623
Add: Equity Affiliate Adjustments	—	—	3,500	3,500
Less: Fair Value Adjustment of Commodity Derivative Instruments	(52,204)	—	—	(52,204)
Total Pre-tax Adjustments	(45,576)	316	10,069	(35,191)

Adjusted EBITDA	$773,095	$52,259	$(18,621)	$806,733
We define total recurring revenues and other income as total revenue and other income, less fair value adjustments of commodity derivatives and gains/losses on sales of assets. The GAAP measure most directly comparable to total recurring revenues and other income is total revenue and other income. The following table presents a reconciliation of total recurring revenues and other income to total revenue and other income, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Total Revenue and Other Income	$649,439	$637,151	$2,568,877	$2,101,937
Less: Fair Value Adjustments of Commodity Derivatives	—	(67,289)	—	(52,204)
Less: Gain on Sale of Assets	(1,899)	(1,495)	(8,981)	(34,589)
Total Recurring Revenues and Other Income	$647,540	$568,367	$2,559,896	$2,015,144

Free cash flow is a non-GAAP financial measure, defined as net cash provided by operating activities plus proceeds from sales of assets less capital expenditures and investments in mining-related activities. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following table presents a reconciliation of free cash flow to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net Cash Provided by Operations	$219,131	$151,304	$857,949	$650,990

Capital Expenditures	(50,042)	(37,050)	(167,791)	(171,506)
Proceeds from Sales of Assets	(1,985)	1,764	4,255	21,538
Investments in Mining-Related Activities	(2,115)	—	(7,481)	—
Free Cash Flow	$164,989	$116,018	$686,932	$501,022
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “target,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.